Exhibit 10.62

SUBLEASE

1.	PARTIES.

This Sublease, dated April 12, 2004 is made between Verio, Incorporated (“Sublessor”), and Molecular Imaging Corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated October 11, 1999, (the “Master Lease”), wherein The Irvine Company (“Lessor”), leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 9530 Towne Centre Drive, Suite 150, San Diego, California, 92121 (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: approximately 6,000 rentable square feet (the “Premises”) as shown in the attached Exhibit A.

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5.	TERM.

Subject to receiving Lessor’s consent on or before May 1, 2004, the Sublease Term shall commence on May 1, 2004 and shall be for twenty-four months. Subject to a mutually executed Sublease, Sublessee shall be entitled to early occupancy of the Premises immediately to begin preparing the Premises for occupancy.

6.	RENT.

Sublessee shall pay to Sublessor as Rent, without deduction, setoff, notice or demand, at 8005 South Chester Street, Suite 200, Englewood, Colorado, 80112, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee. The full service gross Rent for the Sublease Term shall be according to the following schedule:

Month 1:	$0/month
Month 2-12:	$6,000/month
Month 13-24:	$7,000/month

Additional provisions include:

•	Parking: Sublessee shall be entitled to a total of twenty-four (24) free of charge parking spaces at the Building.

•	Tenant Improvements: Sublessor shall deliver the Premises with all HVAC, lighting, electrical, plumbing, doors, windows and roof serving the Premises in good working condition and repair. Otherwise, Sublessee shall accept the Premises in its as-is condition. The first month’s Rent shall be abated to offset costs associated with paint touch-up and minor electrical and clean up in the space.

•	Building Signage: Sublessee shall be entitled to any building signage given the Sublessor per the Master Lease, subject to Master Lessor’s consent and review.

•	Security Deposit: Sublessee shall tender a Security Deposit equal to $7,000, as well as prepay one full month’s rent, applicable to month two (2) of the Term.

•	Furniture and Phones: Sublessee shall have the right to use all existing modular and other furniture, phone systems, data and phone cabling in the Premises for the entire Sublease Term. In the event Sublessee remains in the space through the Master Lease Term, Sublessee shall own such furniture.

•	Renewal Options: Sublessee shall be entitled to two (2) fifteen-month Renewal Options by providing at least eight (8) months prior written notice before the effective date of the Renewal Option. The rent shall increase by $500.00 per month for each Renewal Option Period, being $7,500/month for months 25-36 and $8,000/month thereafter. The second Renewal Option would expire coterminous with the Master Lease on January 31, 2009.

7.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

8.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

9.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Irving Hughes.

10.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

11.	COMMISSION.

Upon execution of this Sublease, and consent thereto by Lessor, Sublessor shall pay Irving Hughes a real estate brokerage commission equal to five percent (5%) of the total rent paid by such Sublessee over the term and any renewal option periods of the Sublease.

SUBLESSOR:			SUBLESSEE:

By:	Verio, Incorporated	By:	Molecular Imaging Corporation

Name:	/s/ Kyle M. Hall	Name:	/s/ Dennis M. Mulroy

Title:	S.V.P & General Counsel	Title:	Chief Financial Officer

Date:	4/28/04	Date:	4/28/04